Exhibit 21.1
KINDRED BIOSCIENCES, INC. SUBSIDIARIES

Company Name	State or country of incorporation or organization	Voting percent owned directly or indirectly by registrant
KindredBio Equine, Inc.	Delaware	100%
Centaur Biopharmaceutical Services, Inc.	Delaware	100%